Exhibit 10.14

Lomond Therapeutics, Inc.

PROMISSORY NOTE

No. PN-2	Date of Issuance
$1,200,000	October 17, 2024

FOR VALUE RECEIVED, Lomond Therapeutics, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of Bala Therapeutics, Inc. (the “Lender”), the principal sum of $1,200,000, together with interest thereon from the date of this Note. Interest shall accrue at a rate of seven percent (7%) per annum, compounded annually. The principal and accrued interest shall be due and payable by the Company on demand by the Lender at any time after October 17, 2026 (the “Maturity Date”).

1. Payment and Prepayment. All payments shall be made in lawful money of the United States of America at the principal office of the Company, or at such other place as the holder hereof may from time to time designate in writing to the Company. Payment shall be credited first to Costs (as defined below), if any, then to accrued interest due and payable and any remainder applied to principal. Prepayment of principal, together with accrued interest, may be made without the Lender’s consent. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

2. Security. This Note is a general unsecured obligation of the Company.

3. Defaults and Remedies.

3.1 Events of Default. Any of the following events shall be considered an “Event of Default” with respect to each Note:

(a) The Company shall default in the payment of any part of the principal or unpaid accrued interest on the Note for more than thirty (30) days after demand for payment therefor by the Lender following the Note becoming due and payable pursuant to the terms and conditions of the Note;

(b) The Company shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a voluntary petition for bankruptcy, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, dissolution or similar relief under any present or future statute, law or regulation, or shall file any answer admitting the material allegations of a petition filed against the Company in any such proceeding, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of the Company, or of all or any substantial part of the properties of the Company, or the Company or its respective directors or majority stockholders shall take any action looking to the dissolution or liquidation of the Company;

(c) Within thirty (30) days after the commencement of any proceeding against the Company seeking any bankruptcy reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed, or within thirty (30) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated;

(d) The Company shall fail to observe or perform any other obligation to be observed or performed by it under this Note within thirty (30) days after written notice from the Lender to perform or observe such obligation.

3.2 Remedies. Upon the occurrence of an Event of Default under Section 3.1 hereof, at the option and upon the declaration of the holder of a Note, the entire unpaid principal and accrued and unpaid interest on this Note shall, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, be forthwith due and payable, and the Lender may, immediately and without expiration of any period of grace, enforce payment of all amounts due and owing under this Note and exercise any and all other remedies granted to it at law, in equity or otherwise.

4. Entire Agreement; Amendments and Waivers. This Note constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Nonetheless, any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Lender. Any waiver or amendment effected in accordance with this Section shall be binding upon each party to this Note.

5. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not so confirmed, then on the next business day; (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the respective addresses set forth in the introductory paragraph hereto.

6. Successors and Assigns. This Note applies to, inures to the benefit of, and binds the successors and assigns of the parties hereto; provided, however, that the Company may not assign its obligations under this Note without the written consent of the Lender, other than by operation of law and/or by transfer in the merger with Venetian-1 Acquisition Corp. and/or its subsidiary. Any transfer of this Note may be effected only by surrender of this Note to the Company and reissuance of a new note to the transferee. The Lender and any subsequent holder of this Note receives this Note subject to the foregoing terms and conditions, and agrees to comply with the foregoing terms and conditions for the benefit of the Company and the Lender.

7. Officers and Directors not Liable. In no event shall any officer or director of the Company be liable for any amounts due and payable pursuant to this Note.

8. Expenses. The Company hereby agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys’ fees and legal expenses, incurred by the holder of this Note in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by declaration or otherwise (collectively, “Costs”). The Company agrees that any delay on the part of the holder in exercising any rights hereunder will not operate as a waiver of such rights. The holder of this Note shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies, and no waiver of any kind shall be valid unless in writing and signed by the party or parties waiving such rights or remedies.

9. Governing Law. This Note shall be governed by and construed under the laws of the State of Delaware as applied to other instruments made by Delaware residents to be performed entirely within the State of Delaware.

COMPANY:

LOMOND THERAPEUTICS, INC.

By:	/s/ Nikolay Savchuk
Name:	Nikolay Savchuk
Title:	President and CEO

ACKNOWLEDGED AND AGREED:

LENDER:

BALA THERAPEUTICS, INC.

By:	/s/ Nikolay Savchuk
Name:	Nikolay Savchuk
Title:	President and CEO

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